Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2004 (this “Agreement”), by and among Ethyl Corporation, a Virginia corporation (“Ethyl”), NewMarket Corporation, a Virginia corporation and a wholly owned subsidiary of Ethyl (“NewMarket”), and Ethyl Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of NewMarket (“Merger Sub”).

WHEREAS, the Board of Directors of each of Ethyl, NewMarket and Merger Sub deem it in the best interests of Ethyl, NewMarket and Merger Sub and their respective shareholders that Merger Sub be merged with and into Ethyl (the “Merger”) in accordance with the Virginia Stock Corporation Act (the “VSCA”) and this Agreement, including the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”), for the purpose of establishing NewMarket as the parent corporation of Ethyl, as a result of which the holders of common stock, $1.00 par value per share of Ethyl (the “Ethyl Common Stock”) would hold, in lieu thereof, common stock of NewMarket, without par value (the “NewMarket Common Stock”); and

WHEREAS, each of the Boards of Directors of Ethyl, NewMarket and Merger Sub unanimously have adopted this Agreement, including the related Plan of Merger;

WHEREAS, Ethyl, as the sole shareholder of NewMarket, and NewMarket, as the sole shareholder of Merger Sub, have each approved this Agreement, including the related Plan of Merger, the Merger and the other matters set forth herein; and

WHEREAS, the Board of Director of Ethyl has determined to recommend that its shareholders approve this Agreement, including the related Plan of Merger, the Merger and the other matters set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, including the Plan of Merger, and in accordance with the VSCA, Merger Sub shall be merged with and into Ethyl at the Effective Time (as defined in Section 1.3), with Ethyl being the surviving corporation. Following the Merger, the separate corporate existence of Merger Sub shall cease and Ethyl shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to all the rights and obligations of Merger Sub in accordance with the VSCA.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, unless another time, date or place is agreed to by the parties.

Section 1.3 Effective Time. Prior to the Closing, Ethyl shall prepare articles of merger incorporating the Plan of Merger in accordance with Section 13.1-720 of the VSCA (the “Articles of Merger”), and as soon as practicable on the Closing Date, Ethyl shall file the Articles of Merger in accordance with the relevant provisions of the VSCA with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”). The Merger shall become effective upon the issuance by the SCC of a certificate of merger in accordance with Section 13.1-720 of the VSCA or at such later date and time as is agreed to by the parties and set forth in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

ARTICLE 2

TERMS OF CONVERSION AND EXCHANGE OF SHARES

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Ethyl, NewMarket or Merger Sub:

Section 2.1 Ethyl Common Stock. Whole and fractional shares of Ethyl Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Ethyl Common Stock held by or issuable under director, officer, employee, shareholder and other plans of Ethyl or its affiliates, shall be automatically changed and converted into shares of NewMarket Common Stock, in the ratio of one share of NewMarket Common Stock for each one share of Ethyl Common Stock, and the NewMarket Common Stock shall thereupon be issued and outstanding and shall be fully paid and nonassessable. Such shares of NewMarket Common Stock shall constitute all of the issued and outstanding shares of capital stock of NewMarket as of the Effective Time.

Section 2.2 Merger Sub Common Stock. The shares of common stock of Merger Sub, without par value (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully paid and nonassessable, with the effect that the number of issued and outstanding shares of common stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of Merger Sub Common Stock immediately prior to the Effective Time.

Section 2.3 NewMarket Common Stock. Each share of NewMarket Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist.

ARTICLE 3

ARTICLES OF INCORPORATION AND BYLAWS

Section 3.1 Ethyl Articles and Bylaws. The Articles of Incorporation and Bylaws of Ethyl as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

Section 3.2 NewMarket Articles and Bylaws. The Articles of Incorporation and Bylaws of NewMarket as in effect immediately prior to the Effective Time shall continue unchanged to be the Articles of Incorporation and Bylaws of NewMarket from and after the Effective Time until thereafter changed or amended as provided therein or by applicable law.

ARTICLE 4

DIRECTORS AND OFFICERS

Section 4.1 Ethyl Directors and Officers. The persons who are directors and officers of Ethyl immediately prior to the Effective Time shall be the directors and officers, respectively, of NewMarket and the Surviving Corporation from and after the Effective Time and shall until further action, continue to hold office as provided in the Articles of Incorporation and Bylaws of NewMarket (in the case of directors and officers of NewMarket) and the Articles of Incorporation and Bylaws of the Surviving Corporation (in the case of the directors and officers of the Surviving Corporation).

Section 4.2 NewMarket Directors and Officers. The persons who are directors and officers of NewMarket immediately prior to the Effective Time shall continue as directors and officers, respectively, of NewMarket from and after the Effective Time and shall until further action, continue to hold office, as provided in the Articles of Incorporation and Bylaws of NewMarket.

ARTICLE 5

STOCK CERTIFICATES

Section 5.1 Rights of Holders of Certificates. Following the Effective Time, certificates representing shares of Ethyl Common Stock outstanding at the Effective Time shall represent the same number of shares of NewMarket Common Stock and shall evidence the right of the holder thereof to receive certificates for the shares of NewMarket Common Stock into which shares of Ethyl Common Stock were converted in accordance with Section 2.1. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Ethyl Common Stock may, but shall not be required to, surrender the same to NewMarket’s transfer agent for cancellation and reissuance of a new certificate or certificates in such holder’s name or for cancellation and transfer, and each such holder or transferee shall be entitled to receive a certificate or certificates representing the same number of shares of

NewMarket Common Stock as the shares of Ethyl Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for exchange or transfer, each outstanding certificate which, immediately prior to the Effective Time, represents Ethyl Common Stock shall be deemed and shall be treated for all purposes to represent the ownership of the same number of shares of NewMarket Common Stock as though such surrender or exchange or transfer had taken place.

Section 5.2 Stock Transfer Books. The stock transfer books for Ethyl Common Stock shall be deemed to be closed at the Effective Time and no transfer of shares of Ethyl Common Stock outstanding prior to the Effective Time shall thereafter be made on such books. As of the Effective Time, NewMarket shall establish a stock register reflecting ownership of NewMarket Common Stock by former holders of record of Ethyl Common Stock.

Section 5.3 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates for Ethyl Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of Ethyl and their sole rights shall be with respect to the NewMarket Common Stock into which their shares of Ethyl Common Stock shall have been converted by the Merger.

Section 5.4 Lost Certificates. If any certificate representing shares of Ethyl Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by NewMarket, the posting by such person of a bond in such reasonable and customary amount as NewMarket may direct as indemnity against any claim that may be made against it with respect to such certificate, the transfer agent for NewMarket shall deliver in exchange for such lost, stolen or destroyed certificate a certificate representing shares of NewMarket Common Stock with respect thereto.

ARTICLE 6

ETHYL EMPLOYEE AND DIRECTOR STOCK BASED PLANS

Section 6.1 Assumption of Responsibility. As of the Effective Time, (a) all director, officer, employee, shareholder and other plans of Ethyl or its affiliates that use Ethyl common stock (“Ethyl Plans”) shall be amended to provide for NewMarket to assume responsibility for the Ethyl Plans and (b) the Ethyl Plans shall be amended to substitute NewMarket Common Stock for Ethyl Common Stock and provide for the issuance or delivery of NewMarket Common Stock in lieu of Ethyl Common Stock, in each case on and after the Effective Time.

Section 6.2 Ethyl Options. At the Effective Time, all stock options outstanding immediately prior to the Effective Time under the Ethyl Corporation 1982 Incentive Stock Option Plan, as amended, shall be converted into options to purchase an equivalent number of shares of NewMarket Common Stock with the same exercise price and upon the same terms.

Section 6.3 Exemption from Liability Under Section 16(b). NewMarket and Ethyl shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Ethyl equity securities or the acquisition of NewMarket equity securities (including derivative securities) in connection with this Agreement by each individual who is a director, officer or 10 percent shareholder of the Ethyl to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the Securities and Exchange Commission (the “SEC”) to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by Ethyl.

ARTICLE 7

CONDITIONS OF THE MERGER

Completion of the Merger is subject to the satisfaction of the following conditions:

Section 7.1 Shareholder Approval. This Agreement, including the Plan of Merger, shall have been approved by the affirmative vote of the holders of more than two-thirds of the issued and outstanding shares of Ethyl Common Stock entitled to vote thereon, as required by the VSCA.

Section 7.2 NewMarket Common Stock Listed. All conditions for the listing on the New York Stock Exchange as of the Effective Time of the NewMarket Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been satisfied.

Section 7.3 Regulatory Approvals. All necessary orders, consents, authorization, approvals or waivers from the State Corporation Commission of the Commonwealth of Virginia and all other regulatory bodies, boards or agencies, or from other third parties, shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Ethyl, unacceptable conditions.

Section 7.4 No Stop Order. The Registration Statement on Form S-4 filed with the SEC by NewMarket in connection with the issuance of shares of NewMarket Common Stock in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 7.5 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court, administrative agency or commission or other governmental authority or instrumentality of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect. No statute, rule or regulation shall have been enacted by any governmental authority that prohibits or rules unlawful the consummation of the Merger.

ARTICLE 8

AMENDMENT AND TERMINATION

Section 8.1 Amendment. The parties to this Agreement, by consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger shareholders of Ethyl (as provided in Section 7.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of Ethyl, change any of the principal terms of this Agreement in a manner that would materially and adversely affect the rights of the shareholders of Ethyl.

Section 8.2 Termination. This Agreement may be terminated and the transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger shareholders of Ethyl, by action of the Board of Directors of Ethyl if such Board of Directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Ethyl or its shareholders.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof.

Section 9.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows]

IN WITNESS WHEREOF, Ethyl, NewMarket and Merger Sub have each caused this Agreement to be executed by an authorized officer.

ETHYL CORPORATION

/s/ Thomas E. Gottwald
Thomas E. Gottwald
President and Chief Executive Officer

NEWMARKET CORPORATION

/s/ Thomas E. Gottwald
Thomas E. Gottwald
President and Chief Executive Officer

ETHYL MERGER SUB, INC.

/s/ Thomas E. Gottwald
Thomas E. Gottwald
President

Exhibit A

PLAN OF MERGER

BY AND AMONG

ETHYL CORPORATION,

NEWMARKET CORPORATION

AND

ETHYL MERGER SUB, INC.

Section 1. Merger. Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of March 5, 2004, (the “Agreement”) by and among Ethyl Corporation, a Virginia corporation (“Ethyl”), NewMarket Corporation, a Virginia corporation and wholly owned subsidiary of Ethyl (“NewMarket”), and Ethyl Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of NewMarket (“Merger Sub”), Merger Sub shall be merged (the “Merger”) with and into Ethyl. Ethyl shall be the Surviving Corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of the Merger Sub shall cease.

Section 2. Effective Time. The Merger shall become effective upon the issuance of the Certificate of Merger by the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) or at such later time as is agreed to by the parties and set forth in the Articles of Merger (the “Effective Time”).

Section 3. Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

Section 4. Manner of Converting Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of Ethyl, NewMarket or Merger Sub:

(a) Merger Sub Common Stock. The shares of common stock of Merger Sub, without par value (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully paid and nonassessable, with the effect that the number of issued and outstanding shares of common stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of Merger Sub Common Stock immediately prior to the Effective Time.

(b) NewMarket Common Stock. Each share of the common stock of NewMarket (“NewMarket Common Stock”) issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist.

(c) Ethyl Common Stock. Whole and fractional shares of the common stock of Ethyl (“Ethyl Common Stock”) issued and outstanding immediately prior to the Effective Time, including shares of Ethyl Common Stock held by or issuable under director, officer,

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employee, shareholder and other plans of Ethyl or its affiliates, shall be automatically changed and converted into shares of NewMarket Common Stock, in the ratio of one share of NewMarket Common Stock for each one share of Ethyl Common Stock, and the NewMarket Common Stock shall thereupon be issued and outstanding and shall be fully paid and nonassessable. Such shares of NewMarket Common Stock shall constitute all of the issued and outstanding shares of capital stock of NewMarket as of the Effective Time.

Section 5. Amendment. The parties to this Plan of Merger, by consent of their respective Boards of Directors, may amend, modify or supplement this Plan of Merger in such manner as may be agreed upon by them in writing at any time before or after approval of this Plan of Merger by the pre-Merger shareholders of Ethyl; provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of Ethyl, change any of the principal terms of this Plan of Merger in a manner that would materially and adversely affect the rights of the shareholders of Ethyl.

Section 6. Termination. This Plan of Merger may be terminated and the transactions provided for by this Plan of Merger may be abandoned at any time, whether before or after approval of this Plan of Merger by the pre-Merger shareholders of Ethyl, by action of the Board of Directors of Ethyl if such Board of Directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Ethyl or its shareholders.

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